Exhibit 99.1

Frozen Food Gift Group, Inc. Announces LOI to Merge with MotoVox® Small Engine Technology and Power Sport Products Manufacturer; Averages Eight Million Dollars in Annual Revenue projecting to double its revenues in 2014.

SAN DIEGO, CA. February 10, 2014 – Frozen Food Gift Group, Inc. (OTCQB: FROZ) today announced a letter of intent (LOI) agreement to merge with APT Group, Inc., a manufacturer and distributor of technologically advanced, environmentally friendly utility and power-sports products.

APT Group, Inc. is a Missouri registered corporation headquartered in Kansas City, and is the holding company for the MotoVox® motorsport product line, SmartCarb® patented fuel system, and the Sonic Flow small engine technology lines (http://www.motovox.com/, and http://www.powerapt.com/).

MotoVox® has become the fastest growing brand of small engine price-point power sport products in the world, with nearly 100,000 power sport products sold to date earning nearly $25 million in less than three years of commerce.  In 2011, MotoVox® sold over 15,000 units, at an average price point of $400 per unit, through the major national “big box” and regional retailers. In 2012-13, MotoVox® sales volume nearly tripled and management anticipates continued sales growth and market penetration in both the U.S. and overseas.  This year will be a transition year for MotoVox® as management fortifies the Company’s already well-established foundation to capture dominating market share, expand to international markets and establish the MotoVox® brand as a household name.

In addition to core sales of the MotoVox® product line, the company holds patents for the SmartCarb® fuel system and Sonic Flow small engine technology.  The environmentally friendly technology is a real world solution to satisfying a variety of emissions regulations and OEM performance requirements in small engine applications.   The technology is the answer to significantly improving fuel economy, lowering emissions, and providing improved performance.  The company completed the development of the SmartCarb® Fuel System and has recently entered the aftermarket & now working with OEM’s.

APT Group Inc. plans to earn $16 to $20 million during their 2014 fiscal year with the potential to double revenues in 2015.

The APT management and engineering team brings more than 100 years of experience in finance, legal, marketing, and product development.

Frozen Food Gift Group, Inc., originally launched by acquiring an ice cream gifting company, is diversifying its revenue and asset base to concentrate on merging and possibly acquiring a portfolio of unique and promising high-growth potential companies.  The MotoVox® merger would represent the next evolutionary step and one that moves into the burgeoning market for low cost, high efficiency “greener” power-train systems.

The LOI is expected to close, assuming all satisfactory due diligence, on or before March 1, 2014.  The two companies plan to release additional information surrounding the planned merger to include more about the current and future APT operations.

About Frozen Food Gift Group

Frozen Food Gift Group Inc. (FROZ) is a publicly traded company that previously has sought to help launch specialty gift and food products in return for revenue and royalty streams with scalable distribution platforms.  FROZ is currently invested in sendascoop.com and Global Specialty Products with the MicroRoasters brand.  FROZ is diversifying its business model at the current time, and seeks to add new revenue generating businesses to its portfolio, including MotoVox, Inc.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Contact
Frozen Food Gift Group
Contact:  Jonathan Irwin, CEO
jon@SENDaSCOOP.com
888-530-3738